IHS Holding Limited SC 13G

Exhibit 99.1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2022, by and between Wendel SE, Oranje-Nassau Développement S.C.A. FIAR and Africa Telecom Towers S.C.S.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the ordinary shares of IHS Holding Limited, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 14, 2022

WENDEL SE

By:	/s/ David Darmon
Name:	David Darmon
Title:	Group Deputy CEO

Oranje-Nassau Développement S.C.A. FIAR

By:	/s/ Claude de Raismes
Name:	Claude de Raismes
Title:	Authorized Signatory

Africa Telecom Towers S.C.S

By:	/s/ Claude de Raismes
Name:	Claude de Raismes
Title	Authorized Signatory